Exhibit 99.1

Contact:	David Hoffman 406-431-6783

PPL Montana Announces Plan to Place J.E. Corette Power Plant in Reserve Status

BILLINGS, Mont. (Sept. 19, 2012) — The effects of pending Environmental Protection Agency regulations combined with economic factors have resulted in a decision announced Wednesday (9/19) by PPL Montana to place the J.E. Corette power plant in Billings into long-term reserve status beginning in April 2015.
“Our detailed analysis has shown that to meet the emission reductions required by EPA’s Mercury and Air Toxics Standards, we would need to invest $38 million in the Corette plant. We simply cannot justify that level of spending in the current wholesale power market in the Northwest,” said Pete Simonich, PPL Montana vice president and chief operating officer.
Wholesale power prices have been depressed in the Northwest because of declining electricity use and an abundance of new wind energy projects subsidized by federal production tax credits.
PPL Montana plans to operate the Corette plant until requirements of the Mercury and Air Toxics Standard take effect in April 2015. The plant will then be placed in reserve status, commonly called “mothballing.”
Mothballing the Corette plant, rather than shutting it down permanently, gives PPL Montana the opportunity to resume operations at some point if conditions change.
The 154-megawatt power plant, which uses low-sulfur coal from the Powder River Basin, has 35 full-time employees. The plant began operation in 1968.
“We respect and appreciate the skills and dedication of the plant’s employees in meeting the many operational, environmental and economic challenges they have faced. We expect no immediate change in the number of jobs at the plant, and we pledge to work with plant employees to ensure that the transition period over the next two and a half years is as smooth as possible,” Simonich said.
PPL Montana also operates the Colstrip power plant, which is not affected by the Corette decision and is better positioned to meet the requirements of the Mercury and Air Toxics Standards.
PPL Montana owns more than 1,200 megawatts of coal-fired and hydroelectric generating capacity across Montana and has offices in Billings, Butte and Helena. PPL Montana and its 500 employees support educational, environmental and economic development programs across the state. PPL EnergyPlus operates a trading floor in Butte that markets and sells power for PPL Montana in wholesale and retail energy markets throughout the western United States. PPL Montana and PPL EnergyPlus are subsidiaries of PPL Corporation (NYSE: PPL). More information about PPL Montana is available at www.pplmontana.com.

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